Contact: Rick Berry
Chief Financial Officer
600 Travis Street, Suite 5800
Houston, Texas 77002
713.993.4614

Sanders Morris Harris Group Completes Investment in
Global Financial Services, $4 Billion Wealth Management Firm

HOUSTON, January 4, 2010 – Sanders Morris Harris Group Inc. (NASDAQ: SMHG) today announced that it has completed its previously announced purchase of a 50.1% interest in Global Financial Services L.L.C. (www.globalhou.com). Global Financial manages approximately $4 billion of client assets and, like Sanders Morris Harris, is headquartered in Houston, Texas. The transaction increases Sanders Morris Harris’s client assets to approximately $16.1 billion.

Global Financial’s principals will continue as Managing Directors and members of the Board of Managers of the firm, which will serve its clients as before, adding access to certain of the investment programs and technology offered by Sanders Morris Harris. Global Financial is a registered broker-dealer and member of FINRA whose accounts clear through J.P. Morgan Clearing Corp. It also has a registered investment advisory arm.

Global Financial will retain its own name and quarters and its founders will maintain ownership of the balance of the business. Its clients are largely international executives, their families and corporations. Its 2010 revenues were approximately $16.4 million.

Sanders Morris Harris also announced that it had consummated the previously announced spinoff of its Concept Capital division. It retains a 43.5% profits interest in the new entity.

About Sanders Morris Harris Group
Sanders Morris Harris Group is a wealth/asset management company that manages approximately $16.1 billion in client assets. Client assets include the gross value of assets under management directly or via outside managers and assets held in brokerage accounts for clients by outside clearing firms. Its corporate philosophy of investment in common aligns its interests with those of its clients. Sanders Morris Harris has more than 560 employees in 20 states. Additional information is available at www.smhgroup.com.

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